Exhibit 4(k)

                            AMDAHL CORPORATION

                    RESTRICTED STOCK PURCHASE AGREEMENT

     This document sets forth the agreement between Amdahl
Corporation ("Company") and             ("Employee") made as of
the 26th day of January 1994 pursuant to the provisions of the Amdahl Corporation Restricted Stock Plan.

1.   PURCHASE OF SHARES
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          The Employee hereby purchases from the Company, and the
Company hereby sells to the Employee, 100,000 shares of the Company's common stock, par value $0.05 per share ("Common
Stock"), at the purchase price of $0.05 per share. The Employee shall concurrently herewith deliver to the Company his personal check for the full amount of the purchase price.

2.   VESTING SCHEDULE
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          The interest of the Employee in the purchased Common
Stock shall vest in accordance with the following schedule:

          (i) Provided the Employee remains in the employ of the Company or its subsidiaries through the close of business on each of the "Vesting Dates" listed below, the interest of the Employee shall vest in accordance with the following schedule:

                                        % OF UNVESTED
               VESTING DATE             SHARES

               January 26, 1995              10%
               January 26, 1996              11.11112%
               January 26, 1997              18.75%
               January 26, 1998              23.07693%
               January 26, 1999              50%
               January 26, 2000              100%

          (ii) In the event the fair market value of the Company's stock reaches $15.00 per share, and averages or exceeds that price for three continuous months, then the Employee shall immediately vest with respect to fifty percent (50%) of the shares not yet vested under this agreement. The remaining unvested shares shall continue to be released in accordance with the schedule in (i) above;

          (iii) In the event the fair market value of the Company's stock reaches $20.00 per share, and averages or exceeds that price for three continuous months, the Employee shall immediately vest with respect to one hundred percent (100%) of the shares not yet vested under this Agreement; and,

          (iv) Should the Employee cease, by reason of death or permanent disability, to be an employee of the Company or its subsidiaries prior to the close of business on January 26, 2000, then the interest of the Employee in the purchased Common Stock shall become fully and immediately vested upon such cessation of employee status. For purposes of this agreement, the Employee shall be deemed to be permanently disabled if the Employee is, by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of not less than 12 months, unable to engage in any substantial gainful employment.

3.   RESTRICTIONS
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     A.   The Employee may under no circumstances transfer any of
the purchased Common Stock in which he does not have a vested interest; accordingly, the certificate or certificates representing such Common Stock shall bear the restrictive legend specified in sub-paragraph 3D, until such legend is removed in accordance with subparagraph 5B. The Employee, however, shall have all the rights of a stockholder with respect to the purchased shares, whether or not his interest in such shares is vested. Accordingly, the Employee shall have the right to vote such shares and to receive any cash dividends or other distributions paid or made with respect to such shares. Any new, additional or different shares of stock which the Employee may have the right to receive with respect to his unvested Common Stock by reason of a stock dividend, stock split or reclassification of Common Stock or by reason of a merger, consolidation or other change in the capital structure of the Company shall be issued to the Employee, subject to the same vesting schedule applicable to the unvested Common Stock and subject to the escrow requirements of paragraph 5 hereof.

     B. In the event the Employee should, while his interest in the purchased Common Stock remains unvested, (i) attempt to transfer any of the unvested Common Stock or any interest therein or (ii) cease employment with the Company or its subsidiaries for any reason other than death or permanent disability, then the certificate or certificates evidencing the Employee's unvested Common Stock shall be immediately surrendered to the Company for cancellation and neither the Employee nor any other person shall any longer possess stockholder rights with respect to the unvested shares. In exchange for the cancelled certificates the Employee shall receive a cash amount from the Company equal to the purchase price paid by the Employee for the cancelled shares. As used in this agreement, the term "transfer" shall include, without limit- ation, any sale, pledge, encumbrance, gift or other disposition of the unvested shares, but shall exclude any conversion of the Common Stock in accordance with subparagraph 3C.

     C. In the event the Company's Common Stock is converted into cash or other shares or securities of the Company or any other corporation as a result of a merger, consolidation, reorganization, liquidation or other transaction, any unvested Common Stock held by the Employee at the time of such transaction shall likewise be converted into cash or other shares or securities of the Company or such other corporation, and such assets shall be held in escrow by the Company or its successor in accordance with the same terms and conditions applicable hereunder to the Common Stock prior to the conversion and shall be distributed to the Employee when and if his interest therein vests in accordance with the vesting schedule applicable to the converted Common Stock.

     D. Until the Employee's interest therein vests, each certificate representing the shares of Common Stock purchased hereunder shall bear the following restrictive legend:

     "The sale or other transfer (whether voluntary, involuntary or by operation of law) of the shares of stock represented by this certificate is subject to the restrictions on transfer set forth in the Amdahl Corporation Restricted Stock Plan. A copy of the Restricted Stock Plan may be obtained from the Secretary of the Corporation."

4.   WAIVER
     ------

     The administrator of the Restricted Stock Plan may in its sole discretion waive, in whole or in part, any loss of unvested Common Stock or other assets which the Employee would otherwise incur under the provisions of paragraph 3 hereof. Such a waiver shall result in the immediate vesting of the Employee's interest in the shares of Common Stock or other assets to which the waiver applies.

5.   ESCROW OF UNVESTED COMMON STOCK
     -------------------------------

     A. The Employee shall concurrently herewith endorse in blank the certificate or certificates representing the purchase shares of Common Stock and deposit such certificates in escrow with the Company. Any new, additional or different shares of stock issued to the Employee with respect to the Common Stock held in escrow shall likewise be endorsed in blank and promptly deposited in escrow with the Company. Any other assets received by the Employee upon the conversion of his unvested Common Stock by means of a transaction described in subparagraph 3C hereof shall be delivered to the Company to be held in escrow.

     B. The Company shall establish an escrow account for the Employee and maintain on deposit in such account all certificates and other assets received from the Employee in accordance with the requirements of subparagraph 5A. The Company shall upon request inform the Employee of the number of stock certificates held in the escrow account and the number of shares of Common Stock represented by each certificate and shall provide a description of any other assets held in the escrow account.

     C. When and if the interest of the Employee vests with respect to the stock certificates held in the escrow account, the Company shall deliver to the Employee the certificates representing the vested shares, and such certificates shall not contain the restrictive legend set forth in subparagraph 3D hereof. Any other assets held in the escrow account shall also be distributed to the Employee as and when his interest therein vests. The Employee shall execute whatever documents and take whatever additional action the Company may request to enable it to effect the foregoing distributions of stock and other assets.

6.   LIMITATIONS
     -----------

     A. Under no circumstances shall shares of Common Stock or other assets be issued or delivered to the Employee pursuant to the provisions of this agreement unless and until, in the opinion of counsel for the Company or its successors, there shall have been compliance with all applicable requirements of the federal secur- ities law, all applicable listing requirements of any securities exchange on which stock of the same class is then listed, and all other requirements of law or of any regulatory bodies having jurisdiction over such issuance and delivery.

     B. The rights of the Employee to acquire Common Stock or other assets pursuant to the provisions of this agreement may not be assigned, encumbered or otherwise transferred by him until his interest therein vests.

7.   INTERPRETATION
     --------------

     A.   This agreement and the purchase and sale of Common
Stock evidenced hereby are made and effected pursuant to the provisions of the Company's Restricted Stock Plan and are in all respects limited by and subject to the provisions of the Restricted Stock Plan.

     B. Neither the action of the Company in establishing the Restricted Stock Plan, nor any action taken thereunder, nor any provision of the Restricted Stock Plan or this agreement shall be construed so as to grant the Employee any right to remain in the employ of the Company or its subsidiaries for any period of specific duration.

     C. This agreement shall be construed and enforced in accordance with, and shall be governed by, the laws of the State of California.


AMDAHL CORPORATION


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By
Anthony M. Pozos
Senior Vice President
Human Resources and
Corporate Services


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Employee Signature




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Employee Printed Name


Employee Address:

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No.            Street

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City         State        Zip